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U:\Groups\Compliance\Asset     Management\Retail     Funds\Procedures\Code    of
Conduct\Code of Conduct 8.6.03.doc


                                LEGG MASON FUNDS
                                 CODE OF ETHICS
                                       FOR
                   PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

I.       Covered Officers and Purpose of the Code

Legg Mason Funds' code of ethics (the "Code") for the investment companies within the Legg Mason family of mutual funds (each a "Fund," and collectively, the "Funds") applies to each Fund's Principal Executive Officer and Principal Financial Officer (the "Covered Officers" each of whom are set forth in Exhibit
A) for the purpose of promoting:

o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Funds; o compliance with applicable laws and governmental rules and regulations;
o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and o accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with a Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as "affiliated persons" of the Fund. The Funds' and the investment advisers' compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Fund and an investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between a Fund and an adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds' Boards of Directors/Trustees ("Boards") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

                                                     * * * * *

Each Covered Officer must:

o not use his or her personal influence or personal relationships improperly to influence financial reporting by a Fund;

o not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund;

         There are some actual or potential conflict of interest situations that, if material, should always be discussed with a chief legal officer that has been appointed by the Board of the Funds ("Chief Legal Officer"). Examples of these include:

o service as a director on the board of any public company (other than the Funds or their investment advisers or any affiliated person thereof);

o        the receipt of any non-nominal gifts (i.e., in excess of $100);

o the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

o any ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers (other than their investment advisers, or principal underwriter, or any affiliated person thereof);

o a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.     Disclosure and Compliance

o Each Covered Officer should familiarize him or herself with the disclosure requirements generally applicable to the Funds;

o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and to governmental regulators and self-regulatory organizations;

o each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the advisers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      Reporting and Accountability

Each Covered Officer must:

o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

o annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

o not retaliate against any other Covered Officer or any employee of the Funds or their advisers or any affiliated persons thereof or service providers of the Funds for reports of potential violations that are made in good faith; and

o notify the Chief Legal Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

o report at least annually any position held by the Covered Officer or any immediate family member of a Covered Officer with affiliated persons of the Funds.

The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Code of Ethics Review Committee (the "Committee") responsible for oversight of the Funds code of ethics under Rule 17j-1 under the Investment Company Act. If a Covered Officer seeking an approval or waiver sits on the Committee, the Covered Person shall recuse him or herself from any such deliberations. Any approval or waiver granted by the Committee will be reported promptly to the Chair of the Audit Committees of the Funds.

The Funds will follow these procedures in investigating and enforcing this Code:

o the Chief Legal Officer will take all appropriate action to investigate any potential violations reported to him;

o if, after such investigation, the Chief Legal Officer believes that no violation has occurred, the Chief Legal Officer is not required to take any further action;

o any matter that the Chief Legal Officer believes is a violation will be reported to the Committee;

o if the Committee concurs that a violation has occurred, it will inform the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

o        the Committee will be responsible for granting waivers, as appropriate;

o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules; and

o a report will be made quarterly to the Board regarding whether or not there have been any violations of the Code.

V.       Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of
Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' advisers, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment advisers' and principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.      Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VII.     Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and Fund counsel, and the board of directors and fund counsel of any other investment company for whom a Covered Officer serves in a similar capacity.

VIII.    Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.


Date:  August 6, 2003

                                LEGG MASON FUNDS
                                 CODE OF ETHICS

                                    Exhibit A

Principal Executive Officer:        Mark R. Fetting

Principal Financial Officer:        Marie K. Karpinski